                                                                    EXHIBIT 99.1

CONTACT:          Eli Sayegh
                  Director of Investor Relations
                  Bell Microproducts Inc.
                  (408) 451-1685
                  ir@bellmicro.com

         BELL MICROPRODUCTS ANNOUNCES PROFIT IMPROVEMENT INITIATIVES AND
               EXPECTATIONS OF FIRST QUARTER FINANCIAL PERFORMANCE

SAN JOSE, Calif., April 9 /PRNewswire-FirstCall/ -- Bell Microproducts Inc. (Nasdaq: BELM) today announced a series of profit improvement initiatives, and expectations of financial performance for the first quarter of 2003.

The Company has been engaged in ongoing efforts to improve profits, including the reduction of operating expenses and the improvement of working capital management. The additional initiatives that have been defined and implemented in the first quarter of 2003 include personnel reductions of 127 positions, which represent 9% of the Company's headcount, as well as reductions in other operating expenses. These cost reduction measures will reduce annual expenses by approximately $12.5 million.

Actions taken in conjunction with this restructuring include consolidating the Enterprise Solutions division in the U.S. back into the core distribution business. In order to achieve better performance and increased efficiency, several management and overhead positions were eliminated. The Company's Trademark computer division was also re-positioned to focus on more profitable business. Additionally, headcount was reduced in several areas through the streamlining of operational, technical, product support, and financial functions throughout the Company. Facility expenses will also be reduced through lease renegotiations and the closure of two smaller locations.

Separately, the Company announced preliminary estimated financial results for the first quarter. The Company will report revenue for the quarter of approximately $536 million, up slightly from the $532 million reported in the fourth quarter of 2002, and up approximately 2% from the $523 million in the first quarter of 2002.

The Company expects to report a loss for the quarter before restructuring and special charges ranging from $3.0 million to $3.8 million, or $0.15 - $0.19 per share. The majority of this loss is attributable to the continued intense pricing and margin pressure in the current technology product environment, and foreign exchange losses in its European business.

The Company also expects to report after tax restructuring and special charges of approximately $2.0 million related to personnel severance costs and charges for reserves relating to significant changes to, or discontinuance of, certain vendor relationships. Including these charges, the loss is expected to be in the range of $5.0 million to $5.8 million or $0.25 - $0.29 per share.

Don Bell, President and Chief Executive Officer commented, "The technology product market environment continues to be very challenging. While we were pleased with our progress in the fourth quarter of 2002 and optimistic after experiencing growth in five of the last six months of 2002, the combination of a continued soft economy in the first quarter and increasing product supplies placed significant pressure on pricing and therefore gross profits in the quarter. We have continued to evaluate the performance and cost structure of each of our business units, and in light of current market conditions and our commitment to improving our financial performance, we have implemented actions to streamline our organization, and reduce operating expenses across the Company."

Mr. Bell added, "Our primary objective is to reduce our cost structure such that we can achieve consistent profitability even in these challenging economic times. Actions are being taken worldwide to address the enhancement of gross profit margins and to accelerate the Company's strategic initiatives, which generally carry higher gross profit margins. We are concentrating our efforts on key customers and suppliers, and will eliminate certain smaller non-profitable and non-strategic product lines in order to improve our efficiency."

In conclusion, Mr. Bell said, "While we regret the results and the loss of some of our staff, the industry outlook and geo-political environment do not lead to an optimistic industry outlook in the short term. However, the reduction in overhead costs will contribute to a healthier company and better results in the future."

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company's offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world's largest storage-centric value-added distributors.

The Company's products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including testing, software loading, kitting, mass storage system integration, and computer system integration. Trained and certified technical personnel complete each of these processes at Bell Microproducts' ISO 9002 facilities. Bell Microproducts markets and distributes more than 150 brand name product lines, as well as its own Rorke Data storage and Trademark(R) computer brands, to original equipment manufacturers (OEMs), contract electronic manufacturing services (EMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company's SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of our expected growth rates, profitability and other future events and financial performance, involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of recent restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations and the other risks described from time to time in the Company's reports to the Securities and Exchange Commission (including the Company's Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update publicly or revise any forward-looking statements.